Exhibit 8.1

Heidmar Maritime Holdings Corp. Subsidiaries

Company	Incorporated In	Ownership (Direct or Indirect)
Heidmar Inc.	Marshall Islands	100%
Cash Custodian Inc.	Marshall Islands	100%
Heidmar Assets LLC	Marshall Islands	100%
Heidmar International Pools LLC	Marshall Islands	100%
Blue Fin Tankers Inc.	Marshall Islands	100%
Seawolf Tankers Inc.	Marshall Islands	100%
Sigma Tankers Inc.	Marshall Islands	100%
Dorado Tankers Pool Inc.	Marshall Islands	100%
Star Tankers Inc.	Marshall Islands	100%
Marlin Tankers Inc.	Marshall Islands	100%
Sealion Tankers Inc.	Marshall Islands	100%
Seadragon Tankers Inc.	Marshall Islands	100%
Seahorse Tankers Inc.	Marshall Islands	100%
Sea Otter Tankers Inc.	Marshall Islands	100%
Heidmar Investments LLC	Marshall Islands	100%
Heidmar (Far East) LLC	Marshall Islands	100%
Heidmar Bulkers Inc.	Marshall Islands	100%
Ocean Star Inc.	Marshall Islands	100%
Ocean Dolphin Inc.	Marshall Islands	100%
BH Cape Holdings PTE. LTD.	Singapore	50%
Heidmar (Far East) Pte. Ltd.	Singapore	100%
Heidmar (Far East) Tankers Pte. Ltd	Singapore	100%
Heidmar UK Limited	UK	100%
Heidmar UK Trading Limited	UK	100%
Heidmar Trading DMCC	UAE	100%
Landbridge Ship Management Limited	Hong Kong	100%
MGO Global Inc.	Delaware, USA	100%
Americana Liberty LLC	Delaware, USA	100%
MGO Digital LLC	Delaware, USA	100%
MGO Global One LLC	Delaware, USA	88.18%